Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated September 18, 2018

Relating to Preliminary Prospectus dated September 7, 2018

Registration No. 333-226978

Eventbrite, Inc.

Update and Supplement to Preliminary Prospectus

Dated September 7, 2018

This free writing prospectus relates to the initial public offering of Class A common stock of Eventbrite, Inc. (“Eventbrite”) and updates and supplements the preliminary prospectus dated September 7, 2018 (the “Initial Preliminary Prospectus”) that was included in Amendment No. 4 to the Registration Statement on Form S-1 relating to this offering of our Class A common stock. On September 18, 2018, Eventbrite filed Amendment No. 5 to the Registration Statement on Form S-1 relating to this offering of our Class A common stock (“Amendment No. 5”), which Amendment No. 5 includes an update to the Initial Preliminary Prospectus (the “Updated Preliminary Prospectus”). Amendment No. 5, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1475115/000119312518275762/d618448ds1a.htm

The Updated Preliminary Prospectus reflects (i) an increase in the estimated initial public offering price per share of our Class A common stock from $19.00 and $21.00 per share to $21.00 to $23.00 per share (the “Price Range Increase”), and (ii) changes related to the Price Range Increase. Please refer to the link above to Amendment No. 5 for all of the changes to the disclosure in the Updated Preliminary Prospectus.

Eventbrite has filed a registration statement (including the Updated Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Updated Preliminary Prospectus in that registration statement and other documents Eventbrite has filed with the SEC for more complete information about Eventbrite and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Updated Preliminary Prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; or from Allen & Company LLC, Attention: Prospectus Department, 711 Fifth Avenue, 10th Floor, New York, New York 10022, or by email at Dweidlein@allenco.com; or from RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281, or by telephone at 877-822-4089, or by email at equityprospectus@rbccm.com.